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Bulldog Investors, LLC
Attn: Phillip Goldstein
250 Pehle Avenue, Suite 708
Saddle Brook, NJ 07663
Phone: 201 881-7100
Fax: 201 556-0097

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Hill International Inc.
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Bulldog Investors, LLC
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Bulldog Investors, 250 Pehle Avenue, Suite 708, Saddle Brook, NJ 07663
(201) 881-7111 // Fax: (201) 556-0097 // pgoldstein@bulldoginvestors.com

July 28, 2018

Dear Fellow Shareholder of Hill International:

A lot has happened since we wrote to you two months ago. Irvin and David Richter, the father and son team that runs Hill, have used one ploy after another to prevent you from holding them accountable for “the board’s failure to address Hill’s pay for-performance disconnect,” as ISS, the leading proxy advisory service put it. First, they wasted an enormous amount of money litigating to no avail. Then, they withdrew the poison pill they adopted in a cynical attempt to appear shareholder friendly. Now, they aim to spend hundreds of thousands of dollars on a “blame the messenger” campaign to persuade you that they will actually “deliver long-term value and sustainable value to our stockholders.”

THE RICHTERS LACK CREDIBILITY

As presidential candidate Al Smith used to say, “Let’s look at the record.” On November 28, 2008, after Hill’s stock price had closed at $5.50, the Company issued a press release entitled “Hill International’s CEO and COO Resolve Margin Debt Issues” which said this:

Hill International (NYSE:HIL), the global leader in managing construction risk, announced today that Irvin E. Richter, Hill’s Chairman and Chief Executive Officer, and David L. Richter, Hill’s President and Chief Operating Officer, have collectively sold approximately two million shares of the company's stock in non-market transactions implemented in response to margin calls on personal loans collateralized by certain shares of their stock in Hill, and in addition have entered into long-term refinancing of various other personal loans. As a result, they do not believe that they will be subject to any involuntary margin calls in the near future.

“We have worked extremely hard over the past few weeks to minimize any involuntary sales of our significant equity holdings in Hill at the current depressed levels,” said Irvin Richter. “We believe that Hill’s shares continue to be extremely undervalued based on overall market and economic conditions and not on the fundamentals of Hill’s business which continue to be strong,” Richter added.

Fast forward to May 1, 2015, (the day prior to the announcement of a takeover offer for at least $5.50 a share). Hill’s shares closed at $3.91 per share. Like the little boy who cried wolf, the Richters want us to forget about the past seven years and to trust them to finally deliver shareholder value.

THE RICHTER DISCOUNT

Fundamentally, Hill has a fine business. But, as the graph below indicates, there is a misalignment of interests between the Richters and Hill’s public shareholders. I have seen David Richter’s palatial office and it is more befitting a sultan than the CEO of a small public company. As long as the Richters are in charge of Hill, we believe the share price will always reflect a “Richter discount.”

IT IS TIME TO MAXIMIZE SHAREHOLDER VALUE

On May 2, 2015, a private investment firm announced an offer to purchase Hill for at least $5.50 per share, a premium of 40.7% over the prior day’s closing price. The Richters blew it off and claim shareholders will do better under their leadership. We disagree. We think it is time to engage an investment banker to explore all avenues to maximize stockholder value. If you are tired of excuses from the Richters, you must vote on our GREEN proxy card to elect our nominees who will seek to maximize shareholder value -- even if you already voted management’s proxy (and voted against the board’s nominees). You may vote your proxy online at WWW.PROXYVOTE.COM or by telephone at 1-800-454-8683 if your shares are held in street name. If you have any questions about how to vote your proxy, please call InvestorCom at 1-877-972-0090.

Very truly yours,

Phillip Goldstein
Principal

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